Exhibit 99.1

The First Bancshares, Inc. Revises 2nd Quarter Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--The First Bancshares, Inc. (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today is reporting revised earnings for the second quarter which ended June 30, 2008.

Earnings for the three months ended June 30, 2008 were originally reported at $471,000 or $0.15 per share on a fully diluted basis. Revised earnings for the three months ended June 30, 2008 are $339,000 or $0.11 per share on a fully diluted basis. The difference in earnings is due to an increase in the allowance for loan losses.

The First Bancshares, Inc. headquartered in Hattiesburg, Mississippi is the holding company for The First, a National Banking Association. The First operates ten branches in southern Mississippi. The First Bancshares has $513,000 million in assets and has 2,989,401 shares outstanding traded on the NASDAQ Global Market with the symbol of FBMS. For more information, go to www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
David Johnson, CEO or
DeeDee Lowery, CFO
601-450-8888